ROSS MILLER
Secretary of State
204 North Carson Street
Carson City, Nevada 89701-4299
(775) 684 5708

Certificate of Amendment
      (PURSUANT TO NRS 78.380)

USE BLACK INK ONLY – DO NOT HIGHLIGHT                                                                                                ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.380 – Before Issuance of Stock)

1.  Name of corporation:

Integrated Media Holdings, Inc.

2.  The articles have been amended as follows (provide article numbers, if available):

Article 1 is amended to read as follows:

ARRAYIT CORPORATION

3.  The undersigned declare that they constitute at least two-thirds of the incorporators,  or of
The board of directors  x  (check one box only)

4.  Effective date of filing (optional):   ___________________

5.  The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued.

6.  Signatures (If more than two signatures, attach an 8 ½” x 11” plain sheet with the additional signatures.)

X

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.                                                                                                                Nevada Secretary of State Amend 78.380 2007
Revised on : 01/01/07